SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                     _______________________

                            Form 8-K

                          CURRENT REPORT


                Pursuant to Section 13 or 15(d)
                             of the
                Securities Exchange Act of 1934

                Date of Report:   June 21, 1995



                        AMSTAR CORPORATION
      (Exact name of registrant as specified in its charter)

                            DELAWARE
                   (State of Incorporation)


                           13-3382652
             (I.R.S. Employer Identification No.)



                   Long Wharf Maritime Center
                 555 Long Wharf Drive, Suite 12
                      New Haven, CT 06511
            (Address of principal executive offices)

                          (203) 777-2274
                 (Registrant's telephone number)

ITEM 5.   Other Events

          The Registrant issued the following press release on June
21, 1995:

          "NEW HAVEN, CONNECTICUT, June 21, 1995.......Amstar
Corporation announced today that its parent corporation, ESSTAR Incorporated, and the principal stockholders of ESSTAR, have entered into a definitive agreement with a U.S. subsidiary of Atlas Copco AB, of Stockholm, Sweden, for the sale of the stock of ESSTAR, Amstar and Milwaukee Electric Tool Corporation, a subsidiary of Amstar, to the Atlas Copco subsidiary, for approximately $550 million, subject to certain adjustments. The agreement provides that Amstar's outstanding 11.375% Senior Subordinated Notes due 1997 will be defeased at 101.3% of their principal amount, plus accrued interest, approximately 30 days after the closing of the transaction. The closing is expected to occur in July 1995.

          "Milwaukee Electric Tool Corporation is a leading manufacturer and distributor of heavy-duty portable electric power tools. Atlas Copco is an international industrial company with world wide manufacturing and marketing operations for various industrial products, including portable electric power tools.

          "On June 30, 1989, through an exchange of stock by Amstar's shareholders, Amstar became a wholly owned subsidiary of ESSTAR, a corporation organized under the direction of Merrill Lynch Capital Partners. Affiliates of Merrill Lynch Capital Partners hold a majority of the voting power of ESSTAR.

          "ESSTAR subsidiaries engaged in the manufacture and distribution of architectural hardware and related products - the ESSEX companies - will be divested from ESSTAR in the transaction. Merrill Lynch Capital Partners will retain a controlling interest in the ESSEX companies following the closing."

                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                   AMSTAR CORPORATION



                                   By:/s/ Kenneth J. Jones
                                      Kenneth J. Jones
                                      Secretary

Dated: June 23, 1995